Filed Pursuant to Rule 424(b)(3)
Registration No. 333-298201

OFFERS TO EXCHANGE THE NOTES SET FORTH BELOW

REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,

FOR

ANY AND ALL OUTSTANDING RESTRICTED NOTES

SET FORTH OPPOSITE THE CORRESPONDING REGISTERED NOTES

REGISTERED NOTES	RESTRICTED NOTES
$334,650,000 4.000% Senior Notes due 2029 (CUSIP No. 316773DT4)	$334,650,000 4.000% Senior Notes due 2029 (CUSIP Nos. 316773DS6 and U3168PAB9)
$938,141,000 5.982% Fixed-To-Floating Rate Senior Notes due 2030 (CUSIP No. 316773DR8)	$938,141,000 5.982% Fixed-To-Floating Rate Senior Notes due 2030 (CUSIP Nos. 316773DQ0 and U3168PAA1)

Principal Terms of the Exchange Offers

These are offers (the “Exchange Offers”) by Fifth Third Bancorp, an Ohio corporation (“Fifth Third,” the “Company,” “we,” “us,” “our,” the “Issuer” or the “Registrant”), to exchange all outstanding unregistered Restricted Notes (as defined below) for an equal principal amount of the respective series of Fifth Third’s 4.000% Senior Notes due 2029 (the “Registered 2029 Notes”) and 5.982% Fixed-To-Floating Rate Senior Notes due 2030 (the “Registered 2030 Notes”) (the Registered 2029 Notes and the Registered 2030 Notes, collectively, the “Registered Notes”), the offers of which have been registered under the Securities Act of 1933, as amended (the “Securities Act”).

Fifth Third issued the unregistered 4.000% Senior Notes due 2029 (CUSIP Nos. 316773DS6 and U3168PAB9) (the “Restricted 2029 Notes”) and 5.982% Fixed-To-Floating Rate Senior Notes due 2030 (CUSIP Nos. 316773DQ0 and U3168PAA1) (the “Restricted 2030 Notes”) (the Restricted 2029 Notes and the Restricted 2030 Notes, collectively, the “Restricted Notes”) on June 10, 2026 in private offers pursuant to which such Restricted Notes were exchanged for notes of Fifth Third’s subsidiary, Fifth Third Financial Corporation, an Ohio corporation (“FTFC”).

Each of the Exchange Offers will expire at 5:00 p.m., New York City time, on September 22, 2026, unless Fifth Third extends one or more Exchange Offer. You may withdraw tenders of Restricted Notes at any time prior to the expiration of the relevant Exchange Offer. The Exchange Offers are not subject to any condition other than that they will not violate applicable law or interpretations of the staff of the Securities and Exchange Commission (the “SEC”) and that no proceedings with respect to the Exchange Offers have been instituted or threatened in any court or by any governmental agency. The Exchange Offers are not conditioned upon any minimum aggregate principal amount of Restricted Notes being tendered for exchange. None of the Exchange Offers is conditioned on the consummation of any of the other Exchange Offers.

Principal Terms of the Registered Notes

The terms of the Registered Notes to be issued in the Exchange Offers are substantially identical in all material respects to the terms of the Restricted Notes, except that the Registered Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the Registration Rights Agreement (as defined herein). Each series of Registered Notes and the corresponding series of Restricted Notes that are not exchanged in the applicable Exchange Offer will be treated as a single series of debt securities under the Indenture (as defined below in “Summary-The Registered Notes”), pursuant to which each series of Restricted Notes were, and the corresponding series of Registered Notes will be, issued, along with any additional notes of any applicable series issued pursuant to the Indenture.

The Registered Notes are new securities, and there is currently no established trading market for the Registered Notes. Fifth Third does not intend to list the Registered Notes on any securities exchange or to apply for quotation in any automated dealer quotation system, and, therefore, no active public market is anticipated.

The Registered Notes will be Fifth Third’s senior unsecured obligations, will rank equally with Fifth Third’s other unsecured and unsubordinated debt from time to time outstanding and will be (1) structurally subordinated to all indebtedness and obligations of Fifth Third’s subsidiaries, including the outstanding senior notes issued by FTFC that were not exchanged for Restricted Notes in the FTFC Exchange Offer (as defined below) and any other indebtedness and liabilities of Fifth Third’s subsidiaries and (2) effectively subordinated to all existing and future senior indebtedness secured by liens up to the extent of the value of the collateral securing such indebtedness.

You should carefully consider the risk factors beginning on page 11 of this prospectus before participating in the Exchange Offers.

Each broker-dealer that receives Registered Notes for its own account pursuant to the Exchange Offers will be deemed to acknowledge that it will deliver a prospectus in connection with any resale of such Registered Notes and by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. See “Plan of Distribution.”

None of the SEC, any state securities commission or other regulatory agency has approved or disapproved of the Registered Notes or the Exchange Offers or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 21, 2026.

We have not authorized anyone to provide you with information that is different from the information included or incorporated by reference in this prospectus. We cannot take responsibility for, nor provide assurances as to the reliability of, any different or additional information that others may give you. This document may only be used where it is legal to offer or sell these securities.

No person is authorized in connection with these Exchange Offers to give any information or to make any representation not contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by us. You should assume that the information contained in this prospectus is accurate only as of its date.

This prospectus does not constitute an offer to sell or buy any Registered Notes in any jurisdiction where it is unlawful to do so.

No person should construe anything in this prospectus as legal, business or tax advice. Each person should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the Exchange Offers under applicable legal investment or similar laws or regulations.

We have filed with the SEC a registration statement on Form S-4 (File No. 333-298201) with respect to the Exchange Offers and the Registered Notes. This prospectus, which forms part of that registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about Fifth Third, the Exchange Offers, and the Registered Notes described in this prospectus, you should refer to the registration statement and its exhibits and schedules and the documents incorporated by reference herein. For a listing of documents incorporated by reference herein, see the section titled “Where You Can Find More Information.” Statements we make in this prospectus or in the documents incorporated by reference herein about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. The registration statement incorporates important business and financial information about Fifth Third that is not included or delivered with this document. The registration statement, including its exhibits and schedules, is available at the SEC’s website at http://www.sec.gov. You may also obtain this information without charge upon written or oral request through Fifth Third Investor Relations, MD 1090FV, 38 Fountain Square Plaza, Cincinnati, Ohio, telephone: (866) 670-0468, or by email at ir@53.com.

In order to ensure timely delivery, you must request the information no later than September 15, 2026, which is five business days before the expiration of the Exchange Offers.

i

FORWARD-LOOKING STATEMENTS

This prospectus contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. All statements other than statements of historical fact are forward-looking statements. These statements relate to our financial condition, results of operations, plans, objectives, future performance, capital actions or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “potential,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K as updated by our filings with the SEC.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) deteriorating credit quality; (2) loan concentration by location or industry of borrowers or collateral; (3) any instability or disruption in the financial system, including those caused by actual or perceived issues affecting the soundness of other financial institutions or market participants; (4) inadequate sources of funding or liquidity; (5) unfavorable actions of rating agencies; (6) inability to maintain or grow deposits; (7) limitations on the ability to receive dividends from subsidiaries; (8) cyber-security risks; (9) Fifth Third’s ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks; (10) failures by third-party service providers; (11) inability to manage strategic initiatives and/or organizational changes; (12) inability to implement technology system enhancements, including the use of artificial intelligence; (13) failure of internal controls and other risk management programs; (14) losses related to fraud, theft, misappropriation or violence; (15) inability to attract and retain skilled personnel; (16) adverse impacts of government regulation; (17) governmental or regulatory changes or other actions; (18) failures to meet applicable capital requirements; (19) regulatory objections to Fifth Third’s capital plan; (20) regulation of Fifth Third’s derivatives activities; (21) deposit insurance premiums; (22) assessments for the orderly liquidation fund; (23) weakness in the national or local economies; (24) global political and economic uncertainty or negative actions; (25) changes in interest rates and the effects of inflation; (26) changes in U.S. trade policies, including the imposition of tariffs and retaliatory tariffs; (27) changes and trends in capital markets; (28) fluctuation of Fifth Third’s stock price; (29) volatility in mortgage banking revenue; (30) litigation, investigations, and enforcement proceedings; (31) breaches of contractual covenants, representations and warranties; (32) competition and changes in the financial services industry; (33) potential impacts of the adoption of real-time payment networks; (34) changing retail distribution strategies, customer preferences and behavior; (35) difficulties in identifying, acquiring or integrating suitable strategic partnerships, investments or acquisitions; (36) potential dilution from future acquisitions; (37) loss of income and/or difficulties encountered in the sale and separation of businesses, investments or other assets; (38) results of investments or acquired entities; (39) changes in accounting standards or interpretation or declines in the value of Fifth Third’s goodwill or other intangible assets; (40) inaccuracies or other failures from the use of models; (41) effects of critical accounting policies and judgments or the use of inaccurate estimates; (42) weather-related events, other natural disasters, or health emergencies (including pandemics); (43) the impact of reputational risk created by these or other developments on such matters as business generation and retention, funding and liquidity; (44) changes in law or requirements imposed by Fifth Third’s regulators impacting our capital actions, including dividend payments and stock repurchases; (45) Fifth Third’s ability to meet its environmental and/or social targets, goals and commitments; and (46) risks relating to the merger with Comerica, including Fifth Third’s inability to realize the anticipated benefits of the merger and potential disruption to Fifth Third’s business resulting from post-merger integration.

You should refer to our periodic and current reports filed with the SEC for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as may be required by law, and we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The information contained herein is intended to be reviewed in its totality, and any stipulations, conditions or provisos that apply to a given piece of information in one part of this press release should be read as applying mutatis mutandis to every other instance of such information appearing herein.

SUMMARY

The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus, including the documents incorporated by reference. Because this is a summary, it does not contain all the information that may be important to you. We urge you to read carefully this entire prospectus, including the consolidated financial statements of Fifth Third, and the related notes, as well as the other documents incorporated by reference, including the “Risk Factors” section.

Fifth Third Bancorp

38 Fountain Square Plaza

MD 1090FV

Cincinnati, OH 45263

(866) 670-0468

Fifth Third Bancorp is an Ohio corporation organized in 1975. Fifth Third is a bank holding company as defined by the Bank Holding Company Act of 1956, as amended, and has elected to be treated as a financial holding company under the Gramm-Leach-Bliley Act of 1999 and regulations of the Board of Governors of the Federal Reserve System.

Fifth Third is a diversified financial services company headquartered in Cincinnati, Ohio and is the indirect holding company of Fifth Third Bank, National Association. As of June 30, 2026, Fifth Third had $300.18 billion in assets and operates 1,500 full-service Banking Centers in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia, North Carolina, South Carolina, Alabama, Texas, Arizona and California. Fifth Third’s common stock is traded on the New York Stock Exchange under the symbol “FITB”.

Fifth Third’s subsidiaries provide a wide range of financial products and services to the commercial, financial, retail, governmental, educational, energy and healthcare sectors. This includes a variety of checking, savings and money market accounts, wealth management solutions, payments and commerce solutions, securities products and services, insurance services and credit products such as commercial loans and leases, mortgage loans, credit cards, installment loans and other lending products. These products and services are delivered through a variety of channels including banking centers, other offices, telephone sales, the internet and mobile applications.

THE EXCHANGE OFFERS

The following is a brief summary of certain terms of the Exchange Offers. It may not contain all the information that is important to you. For additional information regarding the Exchange Offers, see “Terms of the Exchange Offers.”

Background	On June 10, 2026, we (i) completed the settlement of our private exchange offers (the “FTFC Exchange Offer”) to all eligible holders for any and all outstanding notes issued by Fifth Third’s subsidiary, Fifth Third Financial Corporation, an Ohio corporation (“FTFC”), and issued the unregistered 4.000% Senior Notes due 2029 (CUSIP Nos. 316773DS6 and U3168PAB9) (the “Restricted 2029 Notes”) and 5.982% Fixed-To-Floating Rate Senior Notes due 2030 (CUSIP Nos. 316773DQ0 and U3168PAA1) (the “Restricted 2030 Notes”) (the Restricted 2029 Notes and the Restricted 2030 Notes, collectively, the “Restricted Notes”), and (ii) in connection with the completion of the FTFC Exchange Offer, entered into a registration rights agreement with the dealer manager (the “Dealer Manager”) of the FTFC Exchange Offer with respect to the Restricted Notes (the “Registration Rights Agreement”). We are offering to issue the registered 4.000% Senior Notes due 2029 (the “Registered 2029 Notes”) and 5.982% Fixed-To-Floating Rate Senior Notes due 2030 (the “Registered 2030 Notes”) (the Registered 2029 Notes and the Registered 2030 Notes, collectively, the “Registered Notes”) in exchange for the Restricted Notes to satisfy our obligations under the Registration Rights Agreement.

After the Exchange Offers are complete, holders of Restricted Notes will no longer be entitled to any exchange or registration rights with respect to the Restricted Notes, except in the limited circumstances described in the Registration Rights Agreement.

Exchange Offers	We are offering to exchange: (i) the Restricted 2029 Notes for a like principal amount of Registered 2029 Notes, and (ii) the Restricted 2030 Notes for a like principal amount of Registered 2030 Notes, the offer of which has been registered under the Securities Act.

The Registered Notes will be substantially identical in all material respects to the Restricted Notes, except that the Registered Notes will not be (i) subject to restrictions on transfer that accompany unregistered securities, or (ii) eligible to any increase in annual interest rate for failure to comply with the Registration Rights Agreement due to the satisfaction of the requirement in the Registration Rights Agreement to conduct the Exchange Offers.

The Restricted Notes may be exchanged only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. You should read the discussion under the headings “The Registered Notes” and “Description of the Registered Notes” for further information regarding the Registered Notes. You should also read the discussion under the heading “Terms of the Exchange Offers” for further information regarding the Exchange Offers.

Resales	Based on interpretations by the staff of the SEC set forth in no-action letters issued to Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated and Shearman & Sterling, Fifth Third believes that the Registered Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

•	are acquiring the Registered Notes in the ordinary course of business;

•	have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Registered Notes; and

•	you are not an “affiliate” of Fifth Third as defined in Rule 405 of the Securities Act.

By exchanging your Restricted Notes for Registered Notes, as described below, you will be deemed to be making representations to this effect.

Each participating broker-dealer that receives Registered Notes for its own account pursuant to the Exchange Offers in exchange for the Restricted Notes that were acquired as a result of market-making or other trading activity will be deemed to acknowledge that it will deliver a prospectus in connection with any resale of the Registered Notes. See “Plan of Distribution.”

Any holder of Restricted Notes who:

•	is an affiliate of Fifth Third as defined in Rule 405 of the Securities Act;

•	does not acquire the Registered Notes in the ordinary course of its business; or

•

cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters must, in the absence of an exemption, comply with registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Registered Notes. Fifth Third will not assume, nor will Fifth Third indemnify you against, any liability you may incur under the Securities Act or state or local securities laws if you transfer any Registered Notes issued in the Exchange Offers absent compliance with the applicable registration and prospectus delivery requirements or an applicable exemption.

If for any reason the Exchange Offers are not completed on or prior to June 10, 2027 or if, following such date, Fifth Third receives a written request from certain holders of the Restricted Notes, then Fifth Third will be required to use commercially reasonable efforts to file and cause to become effective a “Shelf Registration Statement” under the Securities Act which would cover resales of the registrable securities of such series held by such persons. See “Terms of the Exchange Offers—Additional Obligations.”

Expiration Time	The Exchange Offers will expire at 5:00 p.m., New York City time, on September 22, 2026, or such later date and time to which Fifth Third extends it. Fifth Third does not currently intend to extend the expiration time for any of the offers.

Conditions to the Exchange Offers	The Exchange Offers are subject to the following conditions, which Fifth Third may waive:

•	the Exchange Offers do not violate applicable law, rule, regulation or applicable interpretations of the staff of the SEC; and

•

there is no action or proceeding instituted or threatened in any court or by any governmental agency with respect to these Exchange Offers, which, in Fifth Third’s judgment, could reasonably be expected to impair Fifth Third’s ability to proceed with the Exchange Offers.

The Exchange Offers are not conditioned upon any minimum aggregate principal amount of the Restricted Notes being tendered for exchange. None of the Exchange Offers is conditioned on the consummation of any of the other Exchange Offers.

See “Terms of the Exchange Offers—Conditions to the Exchange Offers.”

Procedures for Tendering	If you wish to participate in the Exchange Offers and your Restricted Notes are held by a custodial entity, such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your Restricted Notes on your behalf pursuant to the procedures of that custodial entity. Please ensure that you contact your custodial entity as soon as possible to give them sufficient time to meet your requested deadline. Beneficial owners are urged to appropriately instruct their bank, broker, custodian or other nominee at least five business days prior to the expiration time in order to allow adequate processing time for their instruction. You must tender Restricted Notes through the Automated Tender Offer Program (“ATOP”) maintained by The Depository Trust Company (“DTC”), as described under “Terms of the Exchange Offers—Book-Entry Delivery Procedures for Tendering Restricted Notes.”

We have not provided guaranteed delivery procedures in conjunction with the Exchange Offers. No letter of transmittal will be used in connection with the Exchange Offers. The valid electronic transmission of acceptance through ATOP shall constitute delivery of your Restricted Notes in connection with the Exchange Offers.

For further information, call the Exchange Agent at the telephone numbers set forth under “Terms of the Exchange Offers—Exchange Agent” or consult your bank, broker, dealer, trust company or other nominee for assistance.

If you are a beneficial owner that holds Restricted Notes through Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), or Clearstream Banking, société anonyme (“Clearstream”), and wish to tender your Restricted Notes, you must instruct Euroclear or Clearstream, as the case may be, to block the account in respect of the tendered Restricted Notes in accordance with the procedures established by Euroclear or Clearstream. You are encouraged to contact Euroclear or Clearstream directly to ascertain their procedures for tendering Restricted Notes.

By tendering your Restricted Notes through ATOP, you will be deemed to represent to Fifth Third that, among other things:

•	any Registered Notes that you receive will be acquired in the ordinary course of business;

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Registered Notes;

•

if you are a broker-dealer that will receive Registered Notes for your own account in exchange for Restricted Notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of the Registered Notes; and

•	you are not an “affiliate” of Fifth Third as defined in Rule 405 under the Securities Act.

Withdrawal of Tenders	Tenders of the Restricted Notes pursuant to the Exchange Offers may be withdrawn at any time prior to the expiration time. To withdraw, you must send a written notice of withdrawal to the Exchange Agent at its address indicated under “Terms of the Exchange Offers—Exchange Agent” before the expiration time of the Exchange Offers.

Acceptance and Delivery	If all of the conditions to the completion of these Exchange Offers are satisfied, Fifth Third will accept any and all Restricted Notes that are properly tendered in these Exchange Offers and not properly withdrawn before the expiration time. Fifth Third will return any Restricted Notes that Fifth Third does not accept for exchange to its registered holder at Fifth Third’s expense promptly after the expiration time. Fifth Third will deliver the Registered Notes to the registered holders of Restricted Notes accepted for exchange promptly after the expiration time and acceptance of such Restricted Notes. See “Terms of the Exchange Offers—Acceptance of Restricted Notes for Exchange; Delivery of Registered Notes.”

Effect on Holders of Restricted Notes	As a result of making, and upon acceptance for exchange of all validly tendered Restricted Notes pursuant to the terms of, the Exchange Offers, Fifth Third will have fulfilled a covenant contained in the Registration Rights Agreement. If a holder of Restricted Notes does not tender its Restricted Notes in the Exchange Offers, such holder will continue to hold its Restricted Notes and such holder will be entitled to all the rights and limitations applicable to the Restricted Notes in the Indenture, except for any rights under the Registration Rights Agreement that by their terms terminate upon the consummation of the Exchange Offers. See “Terms of the Exchange Offers—Purpose and Effect of the Exchange Offers.”

Failure to Exchange	All untendered Restricted Notes will continue to be subject to the restrictions on transfer provided for in the Restricted Notes and in the Indenture. In general, the Restricted Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state or local securities laws. The trading market for your Restricted Notes will likely become more limited to the extent that other holders of Restricted Notes participate in the Exchange Offers. Following consummation of the Exchange Offers, Fifth Third will not be required to register under the Securities Act any Restricted Notes that remain outstanding and will not be subject to the potential payment of additional interest, except in the limited circumstances in which it is obligated to file a Shelf Registration Statement for certain holders of Restricted Notes not eligible to participate in the Exchange Offers pursuant to the Registration Rights Agreement. If your Restricted Notes are not tendered and accepted in the Exchange Offers, it may become more difficult to sell or transfer the Restricted Notes. See “Terms of the Exchange Offers—Additional Obligations” and “Risk Factors.”

Material Tax Considerations	The exchange of Restricted Notes for Registered Notes in the Exchange Offers will not constitute a taxable exchange for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Exchange Agent	D.F. King & Co., Inc. is serving as the Exchange Agent (the “Exchange Agent”) in connection with the Exchange Offers. The address and telephone numbers of the Exchange Agent are set forth under the heading “Terms of the Exchange Offers—Exchange Agent.”

THE REGISTERED NOTES

The following summary contains basic information about the Registered Notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Registered Notes, please refer to “Description of the Registered Notes.”

Issuer	Fifth Third Bancorp, an Ohio corporation.

Indenture	We will issue the Registered Notes pursuant to the Indenture dated as of April 30, 2008 and as amended by Article 4 of the Twelfth Supplemental Indenture dated as of April 25, 2022 between Fifth Third Bancorp and Wilmington Trust Company, as Trustee (“Wilmington Trust”), as supplemented by a Nineteenth Supplemental Indenture dated as of June 10, 2026 as supplemented, the “Indenture”).

Securities Offered	Up to $1,272,791,000 aggregate principal amount of Registered Notes, consisting of (1) up to $334,650,000 aggregate principal amount of the Registered 2029 Notes and (2) up to $938,141,000 aggregate principal amount of the Registered 2030 Notes.

Maturity Dates	The Registered 2029 Notes will mature on February 1, 2029. The Registered 2030 Notes will mature on January 30, 2030.

Interest Payment Dates	We will pay interest on the Registered 2029 Notes on February 1 and August 1 of each year. We will pay interest on the Registered 2030 Notes (a) on July 30 and January 30 of each year ending on January 30, 2029, and (b) on April 30, 2029, July 30, 2029, October 30, 2029 and January 30, 2030.

Interest on the Registered Notes will accrue from the last interest payment date on which interest was paid on the Restricted Notes surrendered in exchange therefor.

Interest Rates	The Registered 2029 Notes will bear interest at a rate per annum equal to 4.000%. The Registered 2030 Notes will bear interest (a) from, and including, their Initial Interest Accrual Date to, but excluding, January 30, 2029 at the rate of 5.982% per annum, and (b) from, and including, January 30, 2029 to, but excluding January 30, 2030, at a floating rate per annum equal to Compounded SOFR (as described herein) plus 2.155%.

Optional Redemption	Each series of Registered Notes to be issued in the Exchange Offers will have the same redemption provisions as the corresponding series of Restricted Notes for which they are being offered in exchange. See “Description of the Registered Notes—Optional Redemption.”

Ranking	The Registered Notes will be Fifth Third’s senior unsecured obligations and will rank equally with Fifth Third’s other unsecured and unsubordinated debt from time to time outstanding.

Form and Denomination	The Registered Notes of each series will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Further Issuances	Fifth Third may from time to time issue further Registered Notes of any series ranking equally and ratably with the Registered Notes of such series in all respects, including the same terms as to status, redemption or otherwise.

DTC Eligibility	The Registered Notes of each series will be represented by global certificates deposited with, or on behalf of, DTC or its nominee. See “Book-Entry, Delivery and Form.”

Use of Proceeds	Fifth Third will not receive any proceeds from the Exchange Offers. See “Use of Proceeds.”

Governing Law	New York law will govern the Indenture and the Registered Notes.

Trustee, Registrar and Paying Agent	Wilmington Trust Company

Risk Factors	See “Risk Factors” and other information in this prospectus for a discussion of factors that should be carefully considered by holders of Restricted Notes before tendering their Restricted Notes in the Exchange Offers in exchange for the Registered Notes.

RISK FACTORS

Investing in the Registered Notes involves risks, which risks are substantially equivalent to those applicable to the Restricted Notes exchanged therefor except that the Registered Notes will be registered. Before participating in the Exchange Offers, you should carefully consider the following risk factors and all other information set forth or incorporated by reference in this prospectus, including the “Risk Factors” section in Fifth Third’s most recent Annual Report on Form 10-K, which is incorporated by reference herein, as updated from time to time by our filings made with the SEC after the Form 10-K. See “Where You Can Find More Information.” The risks and uncertainties described below are not the only risks facing us and your investment in the Registered Notes. Additional risks and uncertainties that we are unaware of, or those we currently deem less significant, also may become important factors that affect us. The value of the Registered Notes could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to the Registered Notes

The Indenture governing the Registered Notes does not contain financial covenants or meaningful restrictions on us or our subsidiaries.

Neither Fifth Third nor any of its subsidiaries are restricted from incurring additional debt or other liabilities, including debt secured by liens, under the Indenture. Fifth Third may from time to time incur additional debt and other liabilities. In addition, Fifth Third is not restricted from paying dividends or making distributions on its capital stock or purchasing or redeeming capital stock under the Indenture.

Active trading markets for the Registered Notes may not develop.

The Registered Notes are new issues of securities with no established trading. Fifth Third does not intend to apply for listing of the Registered Notes on any securities exchange. We cannot assure you trading markets for the Registered Notes will develop or of the ability of holders of the Registered Notes to sell their notes or of the prices at which holders may be able to sell their notes. If no active trading markets develop, you may be unable to resell the Registered Notes at any price or at their fair market value.

If trading markets do develop, changes in our ratings or the financial markets could adversely affect the market prices of the Registered Notes.

The market prices of the Registered Notes will depend on many factors, including, among others, the following:

•	ratings on our debt securities assigned by rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our results of operations, financial condition and prospects; and

•	the condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Registered Notes.

Rating agencies continually review the ratings they have assigned to companies and debt securities. Negative changes in the ratings assigned to us or our debt securities could have an adverse effect on the market prices of the Registered Notes.

Risks Related to the Exchange Offers

You may have difficulty selling the Restricted Notes that you do not exchange.

If you do not exchange your Restricted Notes for Registered Notes in the Exchange Offers, you will continue to be subject to the restrictions on transfer of your Restricted Notes described in the legend on your Restricted Notes and we will not be required to offer another opportunity for you to exchange your Restricted Notes for Registered Notes, except in limited circumstances. The restrictions on transfer of your Restricted Notes arise because we issued the Restricted Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may offer or sell the Restricted Notes only if they are registered under the Securities Act and applicable state securities laws or are offered and sold under an exemption from these requirements. We do not intend to register the Restricted Notes that remain outstanding after completion of the Exchange Offers under the Securities Act. We may in the future seek to acquire untendered Restricted Notes in the open market or privately negotiated transactions, through subsequent Exchange Offers or otherwise. We have no present plans to acquire any Restricted Notes that are not tendered in the Exchange Offers or to file a registration statement to permit resales of any untendered Restricted Notes. To the extent Restricted Notes are tendered and accepted in the Exchange Offers, the trading market, if any, for the remaining Restricted Notes would likely be adversely affected. See “Terms of the Exchange Offers—Consequences of Failure to Exchange” for a discussion of the possible consequences of failing to exchange your Restricted Notes.

Because we anticipate that most holders of the Restricted Notes will elect to exchange their Restricted Notes, we expect that the liquidity of the market for any Restricted Notes remaining after the completion of the Exchange Offers will be substantially limited. Any Restricted Notes tendered and exchanged in the Exchange Offers will reduce the aggregate principal amount of the Restricted Notes of the applicable series outstanding. Following the Exchange Offers, if you do not tender your Restricted Notes you generally will not have any further registration rights, and your Restricted Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Restricted Notes could be adversely affected.

Broker-dealers or noteholders may become subject to the registration and prospectus delivery requirements of the Securities Act.

Any broker-dealer that exchanges its Restricted Notes in the Exchange Offers for the purpose of participating in a distribution of the Registered Notes or resells Registered Notes that were received by it for its own account in the Exchange Offers may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the Registered Notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

In addition to broker-dealers, any noteholder that exchanges its Restricted Notes in the Exchange Offers for the purpose of participating in a distribution of the Registered Notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder.

You must comply with the Exchange Offer procedures in order to receive freely tradable Registered Notes.

Delivery of the Registered Notes in exchange for the Restricted Notes tendered and accepted for exchange pursuant to the Exchange Offers will be made only if such tenders comply with the Exchange Offer procedures described herein, including the timely receipt by the Exchange Agent of book-entry transfer of the Restricted Notes into such Exchange Agent’s account at DTC, as depositary, including an Agent’s Message (as defined below). We are not required to notify you of defects or irregularities in tenders of Restricted Notes for exchange. The method of delivery of Restricted Notes and all other required documents to the Exchange Agent is at the election and risk of the holders of the Restricted Notes.

Consummation of the Exchange Offers may not occur.

Each of the Exchange Offers is subject to the satisfaction of certain conditions. See “Terms of the Exchange Offers—Conditions to the Exchange Offers.” Even if the Exchange Offers are completed, they may not be completed on the timing described in this prospectus. Accordingly, holders participating in the Exchange Offers may have to wait longer than expected to receive their Registered Notes, during which time such holders will not be able to effect transfers of their Restricted Notes tendered in the Exchange Offers. Until we announce whether we have accepted valid tenders of Restricted Notes for exchange pursuant to an Exchange Offer, no assurance can be given that such Exchange Offer will be completed. In addition, subject to applicable law and as provided in this prospectus, we may, in our sole discretion, extend, re-open, amend, waive any condition of or terminate any of the Exchange Offers at any time before our announcement of whether we will accept valid tenders of Restricted Notes for exchange pursuant to such Exchange Offer, which we expect to make as soon as reasonably practicable after the expiration date.

TERMS OF THE EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

We and the Dealer Manager entered into a Registration Rights Agreement with respect to the Restricted Notes on June 10, 2026. Pursuant to the Registration Rights Agreement, we agreed, among other things, to use commercially reasonable efforts to (1) file a registration statement on Form S-4 with respect to a registered offer to exchange each series of Restricted Notes for a like aggregate principal amount of Registered Notes, with terms substantially identical in all material respects to such series of Restricted Notes (except that the Registered Notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate) and (2) cause the registration statement to be declared effective under the Securities Act by June 10, 2027. In furtherance of the foregoing, we have filed with the SEC a registration statement on Form S-4 (File No. 333-298201) with respect to the Exchange Offers and the Registered Notes. If for any reason the Exchange Offers are not completed on or prior to June 10, 2027 or if, following such date, we receive a written request from certain holders of the Restricted Notes for the filing of a Shelf Registration Statement, then we will be required to use commercially reasonable efforts to file and cause to become effective a Shelf Registration Statement under the Securities Act which would cover resales of the registrable securities of such series held by such persons.

Each of the Exchange Offers will remain open for no fewer than 20 business days (or longer if required by applicable law) beginning with the date we deliver notice of such Exchange Offer to the holders of the applicable Restricted Notes. For each Restricted Note surrendered to us pursuant to an Exchange Offer, the holder of the Restricted Note will receive a Registered Note having a principal amount equal to that of the surrendered Restricted Note. Interest on the Registered Notes will accrue from the most recent interest payment date on which interest was paid on the applicable series of Restricted Notes prior to the date such series of Registered Notes are issued, which was August 1, 2026 in the case of the Registered 2029 Notes, and July 30, 2026 in the case of the Registered 2030 Notes.

Under existing SEC interpretations, the Registered Notes acquired in the Exchange Offers by holders of Restricted Notes will be freely transferable without further registration under the Securities Act if the holder of the Registered Notes is acquiring the Registered Notes in the ordinary course of its business, has no arrangement or understanding to participate in the distribution of the Registered Notes and is not an affiliate of the Company, as such terms are interpreted by the SEC; however, broker-dealers receiving Registered Notes in a registered Exchange Offer will also have a prospectus delivery requirement with respect to resales of such Registered Notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to Registered Notes (other than a resale of an unsold allotment from the original sale of the Restricted Notes) with this prospectus.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. We have agreed that, for an appropriate period of time after the expiration date of the Exchange Offers, we will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Registered Notes by any such broker-dealers.

A holder of Restricted Notes who exchanges its Restricted Notes for Registered Notes in the Exchange Offers will be deemed to represent that (1) any Registered Notes to be received by it will be acquired in the ordinary course of its business, (2) at the time of the commencement of the Exchange Offers, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Registered Notes in violation of the provisions of the Securities Act and it is not engaged in, and does not intend to engage in, the distribution of the Registered Notes, (3) it is not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of ours, and (4) if such holder is a broker-dealer that will receive the Registered Notes for its own account in exchange for the Restricted Notes that were acquired as a result of market-making or other trading activities, then such holder will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Registered Notes. See “Plan of Distribution.”

The Registration Rights Agreement provides, among other things, that if we have not exchanged Registered Notes for all Restricted Notes validly tendered in accordance with the terms of the Exchange Offers on or prior to June 10, 2027, or if a Shelf Registration Statement is required under the limited circumstances set forth in the Registration Rights Agreement and such Shelf Registration Statement is not declared effective on or prior to the 60th day after the later of June 10, 2027 and the date on which the Company receives a duly executed request from certain holders of Restricted Notes for the filing of a shelf registration, then the annual interest rate on the Restricted Notes will increase initially by 0.25% per annum for the first 90-day period immediately following the occurrence of such registration default. The annual interest rate on the Restricted Notes will increase by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue; however, the rate at which such additional interest accrues may in no event exceed 1.00% per annum. The additional interest will cease to accrue when all registration defaults are cured. See “Registration Rights.”

Resale of Registered Notes

Based on the position that the staff of the SEC enunciated in no-action letters issued to Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated and Shearman & Sterling, the Registered Notes issued in the Exchange Offers may be offered for resale, resold and otherwise transferred without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if the holder of the Restricted Notes who wishes to exchange its Restricted Notes for Registered Notes can make the representations set forth below under “—Procedures for Tendering the Restricted Notes.” However, if such holder intends to participate in a distribution of the Registered Notes, is a broker-dealer that acquired the Restricted Notes directly from us for its own account in the initial offering of the Restricted Notes and not as a result of market-making activities or other trading activities or is an “affiliate” of the Company as defined in Rule 405 under the Securities Act, such holder will not be eligible to participate in the Exchange Offers, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of its Restricted Notes. See “—Additional Obligations” below.

A broker-dealer that has acquired Restricted Notes as a result of market-making or other trading activities has to deliver a prospectus in order to resell any Registered Notes it receives for its own account in the Exchange Offers. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities.

The Exchange Offers are not being made to, nor will we accept tenders for exchange from, holders of Restricted Notes in any jurisdiction in which these Exchange Offers or the acceptance of the Exchange Offers would not be in compliance with the securities or blue sky laws.

Terms of the Exchange Offers

Upon the terms and subject to the conditions set forth in this prospectus, we will accept for exchange any and all Restricted Notes properly tendered and not withdrawn prior to the expiration time. The Restricted Notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will issue $2,000 principal amount or an integral multiple of $1,000 in excess thereof of Registered Notes in exchange for a corresponding principal amount of Restricted Notes surrendered in the Exchange Offers. In exchange for each Restricted Note surrendered in the Exchange Offers, we will issue a Registered Note with a like principal amount.

The form and terms of the Registered Notes will be substantially identical in all material respects to the form and terms of the Restricted Notes, except that the Registered Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the Registration Rights Agreement.

The Registered Notes will evidence the same debt as the Restricted Notes. The Registered Notes will be issued under and entitled to the benefits of the same Indenture that authorized the issuance of the Restricted Notes. Consequently, each series of Registered Notes and the corresponding Restricted Notes that are not exchanged in the applicable Exchange Offer will be treated as a single series of debt securities under the Indenture for all purposes of the Indenture, along with any additional notes of any applicable series issued pursuant to the Indenture.

The Exchange Offers are not conditioned upon any minimum aggregate principal amount of Restricted Notes being tendered for exchange. Neither of the Exchange Offers is conditioned on the consummation of the other Exchange Offer.

There will be no fixed record date for determining registered holders of Restricted Notes entitled to participate in the Exchange Offers.

We intend to conduct the Exchange Offers in accordance with the provisions of the Registration Rights Agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Restricted Notes that are not tendered for exchange in the Exchange Offers will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture.

We will be deemed to have accepted for exchange properly tendered Restricted Notes when we have given written notice of the acceptance to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Restricted Notes from the Company and delivering the Registered Notes to such holders. Subject to the terms of the Exchange Offers and the Registration Rights Agreement, we expressly reserve the right to amend or terminate any of the Exchange Offers, and to not accept for exchange any Restricted Notes not previously accepted for exchange. Holders of the Restricted Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offers

We will pay all charges and expenses, other than those brokerage commissions or fees or transfer or other taxes described below, in connection with the Exchange Offers. It is important that you read the section titled “—Fees and Expenses” below for more details regarding fees and expenses incurred in the Exchange Offers.

Expiration Time; Extensions; Amendments

Each of the Exchange Offers will expire at 5:00 p.m., New York City time, on September 22, 2026, unless, in our sole discretion, we extend the expiration time of such Exchange Offer.

In order to extend the Exchange Offers, we will notify the Exchange Agent in writing of any extension of such Exchange Offer. We will notify registered holders of the applicable Restricted Notes in writing or by public announcement of the extension, if any, of the expiration time by no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration time.

We expressly reserve the right, in our sole discretion:

•	to delay accepting for exchange any Restricted Notes due to an extension of the Exchange Offers;

•

to extend the Exchange Offers or to terminate the Exchange Offers and to refuse to accept Restricted Notes not previously accepted if any of the conditions set forth under “—Conditions to the Exchange Offers” have not been satisfied by giving written notice of such extension or termination to the Exchange Agent; or

•	subject to the terms of the Registration Rights Agreement, to amend the terms of the Exchange Offers in any manner.

Any such delay in acceptance, extension or termination will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of Restricted Notes. If we amend any of the Exchange Offers in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the relevant Restricted Notes of such amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of any of the Exchange Offers, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a timely press release to a financial news service. If we make any material change to any of the Exchange Offers, we will disclose this change by means of a post-effective amendment to the registration statement that includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of relevant Restricted Notes. In addition, we will extend the relevant Exchange Offer(s) for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the Exchange Offer(s) would otherwise expire during that period. We will promptly notify the Exchange Agent by written notice of any delay in acceptance, extension, termination or amendment of any of the Exchange Offers.

Conditions to the Exchange Offers

Notwithstanding any other terms of the Exchange Offers, we will not be required to accept for exchange, or exchange any Registered Notes for, any Restricted Notes, and we may terminate any of the Exchange Offers as provided in this prospectus before accepting any Restricted Notes for exchange, if:

•	the Exchange Offers would violate any applicable law, rule, regulation or applicable interpretations of the staff of the SEC; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offers which, in our judgment, could reasonably be expected to impair our ability to proceed with the Exchange Offers.

In addition, we will not be obligated to accept for exchange the Restricted Notes of any holder that has not been deemed to have made the representations described under “—Purpose and Effect of the Exchange Offers,” “—Procedures for Tendering the Restricted Notes” and “Plan of Distribution,” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the Registered Notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which any of the Exchange Offers are open. Consequently, we may delay acceptance of any Restricted Notes by giving written notice (including by public announcement) of such extension to the registered holders of the relevant Restricted Notes as promptly as practicable. During any such extensions, all relevant Restricted Notes previously tendered will remain subject to the applicable Exchange Offers, and we may accept them for exchange unless they have been previously withdrawn. We will return any Restricted Notes that we do not accept for exchange for any reason without expense to the tendering holder promptly after the expiration or termination of the Exchange Offers.

We expressly reserve the right to amend or terminate any of the Exchange Offers, and to reject for exchange any Restricted Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offers specified above. We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the relevant Restricted Notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration time.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion; provided that any waiver of a condition of tender with respect to any of the Exchange Offers will apply to all of the relevant, outstanding Restricted Notes and not only to particular relevant Restricted Notes. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any Restricted Notes tendered, and will not issue Registered Notes in exchange for any such Restricted Notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Procedures for Tendering the Restricted Notes

If you wish to participate in the Exchange Offers and your Restricted Notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your Restricted Notes on your behalf pursuant to the procedures of that custodial entity. Please ensure you contact your custodial entity as soon as possible to give them sufficient time to meet your requested deadline. Beneficial owners are urged to appropriately instruct their bank, broker, custodian or other nominee at least five business days prior to the expiration time, as the case may be, in order to allow adequate processing time for their instruction.

To participate in the Exchange Offers, you must comply with the ATOP procedures for book-entry transfer described below prior to the expiration time. We have not provided guaranteed delivery procedures in conjunction with the Exchange Offers. No letter of transmittal will be used in connection with the Exchange Offers. The valid electronic transmission of acceptance through ATOP shall constitute delivery of your Restricted Notes in connection with the Exchange Offers.

If you wish to tender Restricted Notes held on your behalf by a nominee with DTC, you must:

•	inform your nominee of your interest in tendering your Restricted Notes pursuant to the applicable Exchange Offer; and

•	instruct your nominee to tender all Restricted Notes you wish to be tendered in the Exchange Offers in accordance with the procedures described below.

For a holder to validly tender Restricted Notes pursuant to the Exchange Offers, an Agent’s Message transmitted through DTC must be received by the Exchange Agent at or prior to the expiration time, and the Restricted Notes must be transferred pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation (as defined below) must be received by the Exchange Agent, in each case at or prior to the expiration time. In all cases, the exchange of Restricted Notes tendered and accepted for exchange pursuant to the Exchange Offers will be made only after timely receipt by the Exchange Agent of:

•	a Book-Entry Confirmation with respect to such Existing Notes; and

•	an Agent’s Message transmitted through DTC.

Any acceptance of an Agent’s Message transmitted through ATOP is at the election and risk of the person transmitting such Agent’s Message and delivery will be deemed made only when actually received by the Exchange Agent. No documents should be sent to us or the trustee.

The Exchange Agent will establish an account with respect to each series of Restricted Notes at DTC for purposes of the Exchange Offers, and any financial institution that is a nominee in DTC, including Euroclear and Clearstream, may make book-entry delivery of Restricted Notes by causing DTC to transfer such Restricted Notes into the Exchange Agent’s account in accordance with the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent’s account at DTC and send an

Agent’s Message to the Exchange Agent. The Agent’s Message, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at or prior to the expiration time in order to be eligible to receive the applicable Registered Notes. The confirmation of a book-entry transfer into the Exchange Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC or us does not constitute delivery to the Exchange Agent.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express and unconditional acknowledgment from the participant in DTC described in such Agent’s Message, stating (i) the aggregate principal amount of Restricted Notes that have been tendered by such participant pursuant to the Exchange Offers, (ii) that such participant has received the prospectus and agrees to be bound by the terms of the Exchange Offers as described in this prospectus and (iii) that we may enforce such agreement against such participant.

If you are a beneficial owner which holds Existing Notes through Euroclear or Clearstream and wish to tender your Existing Notes, you are encouraged to contact Euroclear and Clearstream directly to ascertain their procedure for tendering Restricted Notes.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Restricted Notes will be determined by us in our absolute discretion, which determination will be final and binding, subject to holders of Restricted Notes disputing such determination in a court of competent jurisdiction. We reserve the absolute right to reject any and all tendered Restricted Notes determined by us not to be in proper form or not to be tendered properly or any tendered Restricted Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular Restricted Notes, whether or not waived in the case of other Restricted Notes. Our interpretation of the terms and conditions of the Exchange Offers, including the terms and instructions in this prospectus, will be final and binding on all parties, subject to holders of Restricted Notes disputing such determination in a court of competent jurisdiction. Unless waived, any defects or irregularities in connection with tenders of Restricted Notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Restricted Notes, neither we, nor the Exchange Agent or any other person will be under any duty to give that notification or shall incur any liability for failure to give that notification. Tenders of Restricted Notes will not be deemed to have been made until any defects or irregularities therein have been cured or waived.

Any holder whose Restricted Notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the Restricted Notes. Holders may contact the Exchange Agent for assistance with these matters.

By tendering its Restricted Notes in connection with the Exchange Offers, each tendering holder of Restricted Notes will be deemed to represent, among other things, that:

•

it is not an affiliate of ours or, if an affiliate of ours, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable in connection with the resale of the Registered Notes;

•	the Registered Notes will be acquired in the ordinary course of its business;

•

it is not participating, does not intend to participate, and has no arrangement or understanding with anyone to participate, in the distribution (within the meaning of the Securities Act) of the Registered Notes; and

•

if such holder is a broker-dealer that will receive Registered Notes for its own account in exchange for Restricted Notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Registered Notes. See “Plan of Distribution.”

Acceptance of Restricted Notes for Exchange; Delivery of Registered Notes

Upon satisfaction of all of the conditions to the applicable Exchange Offer, we will accept, promptly after the expiration date, all relevant Restricted Notes validly tendered and not validly withdrawn. We will issue the Registered Notes promptly after the expiration of the applicable Exchange Offer and acceptance of the relevant Restricted Notes. See “—Conditions to the Exchange Offers” above. For purposes of the Exchange Offers, we will be deemed to have accepted validly tendered Restricted Notes for exchange when, as and if we have given written notice of such acceptance to the Exchange Agent.

For each Restricted Note accepted for exchange, the holder of the Restricted Note will receive a Registered Note having a principal amount equal to that of the surrendered Restricted Note. Restricted Notes accepted for exchange will cease to accrue interest from and after the date of completion of the Exchange Offers. Holders of Restricted Notes whose Restricted Notes are accepted for exchange will not receive any payment for accrued interest on the Restricted Notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the Exchange Offers and will be deemed to have waived their rights to receive such accrued interest on the Restricted Notes. Interest, however, on each series of Registered Notes will accrue from the most recent interest payment date of the applicable series of Restricted Notes that occurred prior to the completion of the Exchange Offers.

In all cases, issuance of Registered Notes for Restricted Notes will be made only after timely receipt by the Exchange Agent of:

•	Book-Entry Confirmation of the deposit of the Restricted Notes into the Exchange Agent’s account at the book-entry transfer facility;

•	a properly transmitted Agent’s Message; and

•	all other required documents.

Unaccepted or non-exchanged Restricted Notes will be returned without expense to the tendering holder of the Restricted Notes promptly after the expiration of the applicable Exchange Offer. In the case of Restricted Notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged Restricted Notes will be returned or recredited promptly after the expiration of the applicable Exchange Offer.

Book-Entry Transfer

The Exchange Agent will make a request to establish an account for the Restricted Notes at DTC for purposes of the Exchange Offers within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems and is tendering Restricted Notes must make book-entry delivery of the Restricted Notes by causing DTC to transfer those Restricted Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedures for transfer, including its ATOP procedures. The participant should transmit its acceptance to DTC prior to 5:00 p.m., New York City time, on the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered Restricted Notes into the Exchange Agent’s account at DTC and then send to the Exchange Agent confirmation of this book-entry transfer, which confirmation must be received prior to 5:00 p.m., New York City time, on the expiration date. The confirmation of this book-entry transfer will include an Agent’s Message confirming that DTC has received an express acknowledgment from the participant that the participant has received the prospectus and agrees to be bound by the terms of the Exchange Offers described in this prospectus and that we may enforce such terms against the participant. Delivery of Registered Notes issued in the Exchange Offers will be effected through book-entry transfer at DTC. However, an Agent’s Message, with any other required documents, must be transmitted to, and received by, the Exchange Agent at its account at DTC prior to 5:00 p.m., New York City time, on the expiration date.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of Restricted Notes may withdraw (and resubmit) their tenders at any time prior to the expiration of the applicable Exchange Offers. For a withdrawal to be effective, the Exchange Agent must receive a written notice of withdrawal at one of the addresses set forth below under “—Exchange Agent,” or the holder must comply with the appropriate procedure of DTC’s ATOP system.

Any such notice of withdrawal must specify the name of the person who tendered the Restricted Notes to be withdrawn, identify the Restricted Notes to be withdrawn (including the principal amount of such Restricted Notes and the CUSIP numbers and total principal amount of such Restricted Notes) and specify the name in which such Restricted Notes were registered if different from that of the withdrawing holder. Any such notice of withdrawal must also be signed by the person having tendered the Restricted Notes to be withdrawn and be accompanied by any documents of transfer sufficient to permit the Trustee for the Restricted Notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender and, because the Restricted Notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at DTC to be credited if different than that of the person having tendered the Restricted Notes to be withdrawn.

Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Restricted Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and our determination shall be final and binding on all parties. We will deem any Restricted Notes so withdrawn not to have been validly tendered for exchange for purposes of the Exchange Offers. Any Restricted Notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for Restricted Notes promptly after withdrawal, rejection of tender or termination of the applicable Exchange Offer. Properly withdrawn Restricted Notes may be retendered by following the procedures described under “—Procedures for Tendering the Restricted Notes” above at any time prior to the expiration time.

Exchange Agent

D.F. King & Co., Inc. has been appointed as Exchange Agent for the Exchange Offers. You should direct questions and requests for assistance or requests for additional copies of this prospectus to the Exchange Agent addressed as follows:

D.F. King & Co., Inc.

28 Liberty Street, 53rd Floor

New York, New York 10005

Toll Free: (866) 207-3626

Toll: (212) 365-6884

Email: fitb@dfking.com

Delivery to an address other than as set forth above does not constitute valid delivery to the Exchange Agent.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offers. We have agreed under the Registration Rights Agreement to pay all expenses incident to the Exchange Offers other than commissions or concessions of any broker-dealers and we will indemnify and hold harmless the holders of the Restricted Notes and the Registered Notes (including any broker-dealers, among other persons) against certain liabilities, including liabilities under the Securities Act. The cash expenses to be incurred in connection with the Exchange Offers, including out-of-pocket expenses for the Exchange Agent, will be paid by the Company. We will not pay for underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of Restricted Notes by a holder.

Consequences of Failure to Exchange

Holders of Restricted Notes who do not exchange their Restricted Notes for Registered Notes under the Exchange Offers will remain subject to the restrictions on transfer of such Restricted Notes as set forth in the legend printed on the Restricted Notes as a consequence of the issuance of the Restricted Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws and otherwise as set forth in the offering memorandum distributed in connection with the private placement offering of the Restricted Notes.

In general, you may not offer or sell the Restricted Notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the Restricted Notes under the Securities Act. Based on interpretations of the SEC staff, Registered Notes issued pursuant to the Exchange Offers may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is the Company’s “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; so long as the holders acquired the Registered Notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the Registered Notes to be acquired in the Exchange Offers. Any holder who tenders in the Exchange Offers for the purpose of participating in a distribution of the Registered Notes could not rely on the applicable interpretations of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

We do not currently anticipate that we will register under the Securities Act any Restricted Notes that remain outstanding after completion of the Exchange Offers. See “Risk Factors.”

Accounting Treatment

We will record the Registered Notes in our accounting records at the same carrying value as the Restricted Notes for which they were exchanged in respect of the offer made pursuant to this prospectus, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the Exchange Offers. We will expense the costs of the Exchange Offers and amortize the remaining unamortized expenses related to the issuance of the Restricted Notes over the term of the Registered Notes.

Additional Obligations

In the Registration Rights Agreement, we agreed that under certain circumstances we would file a Shelf Registration Statement with the SEC covering resales of Restricted Notes by holders thereof if, for any reason, the Exchange Offers are not completed on or prior to June 10, 2027 or if, following such date, the Company receives a written request from certain holders of the Restricted Notes for the filing of a Shelf Registration Statement. In such an event, we would be under a continuing obligation to use commercially reasonable efforts to keep the Shelf Registration Statement effective and to provide copies of the latest version of the prospectus contained therein to any broker-dealer that requests copies for use in a resale. See “Registration Rights.”

Other

Participation in the Exchange Offers is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take. We may in the future seek to acquire untendered Restricted Notes in the open market or privately negotiated transactions, through subsequent Exchange Offers or otherwise. We have no present plans to acquire any Restricted Notes that are not tendered in the Exchange Offers or to file a registration statement to permit resales of any untendered Restricted Notes.

USE OF PROCEEDS

Fifth Third will not receive any cash proceeds from the Exchange Offers or the issuance of the Registered Notes. Fifth Third expects to retire or cancel the Restricted Notes exchanged in connection with the Exchange Offers and the Restricted Notes will not be reissued.

DESCRIPTION OF THE REGISTERED NOTES

The following is a brief description of certain terms of the Registered Notes and the Indenture (as defined below). It does not purport to be complete in all respects. This description is subject to and is qualified in its entirety by reference to the Indenture, which has been incorporated by reference into the registration statement to which this prospectus relates. In this “Description of the Registered Notes,” references to “we,” “us,” or “our” refer to Fifth Third Bancorp, on a standalone basis. Capitalized terms used but not defined in this prospectus have the meanings assigned in the Indenture.

General

The Registered Notes will be issued in two series of debt securities under the Indenture.

The Registered 2029 Notes initially will be limited to up to $334,650,000 aggregate principal amount and have a maturity date of February 1, 2029 unless previously redeemed or otherwise cancelled as described under “—Optional Redemption” below. The Registered 2030 Notes initially will be limited to up to $938,141,000 aggregate principal amount and have a maturity date of January 30, 2030 unless previously redeemed or otherwise cancelled as described under “—Optional Redemption” below.

We may, at any time and from time to time, issue additional Registered Notes of each series of Registered Notes offered hereby without the consent of the holders of that series of Registered Notes, but we will not issue such additional Registered Notes unless (i) they are fungible for U.S. federal income tax purposes with the relevant series of Registered Notes offered hereby or (ii) they are issued with a separate CUSIP number.

The Registered Notes will be subject to legal defeasance and covenant defeasance as provided below under “—Discharge, Defeasance and Covenant Defeasance.”

The Registered Notes of each series will be issued in a form of one or more fully registered global securities, without coupons, in minimum denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof.

The Registered Notes will not benefit from any sinking fund and will not be listed or displayed on any securities exchange.

Interest and Principal

Payment of the full principal amount of the Registered 2029 Notes will be due on February 1, 2029. Payment of the full principal amount of the Registered 2030 Notes will be due on January 30, 2030.

Interest on each series of Registered Notes will accrue from the most recent interest payment date of the applicable series of Restricted Notes that occurs prior to the date such series of Registered Notes are issued (as applicable to each such series of Registered Notes, the “Initial Interest Accrual Date”).

The Registered 2029 Notes will bear interest at a rate per annum equal to 4.000%. We will pay such interest on the Registered 2029 Notes on February 1 and August 1 of each year.

The Registered 2030 Notes will bear interest (a) from, and including, their Initial Interest Accrual Date to, but excluding, January 30, 2029 (the “Fixed Rate Period”), at the rate of 5.982% per annum, and (b) from, and including, January 30, 2029 to, but excluding January 30, 2030 (the “Floating Rate Period”), at a floating rate per annum equal to Compounded SOFR (as described herein) plus 2.155%. We will pay such interest on the Registered 2030 Notes (a) on July 30 and January 30 of each year during the Fixed Rate Period ending on January 30, 2029, and (b) on April 30, 2029, July 30, 2029, October 30, 2029 and January 30, 2030 during the Floating Rate Period.

Secured Overnight Financing Rate and the SOFR Index

SOFR is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities.

The SOFR Index is published by the FRBNY and measures the cumulative impact of compounding SOFR on a unit of investment over time, with the initial value set to 1.00000000 on April 2, 2018, the first value date of SOFR. The SOFR Index value reflects the effect of compounding SOFR each business day and allows the calculation of compounded SOFR averages over custom time periods.

The FRBNY notes on its publication page for the SOFR Index that use of the SOFR Index is subject to important limitations, indemnification obligations and disclaimers, including that the FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time without notice. The interest rate for any quarterly interest period during the floating rate period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the FRBNY may publish after the interest rate for that interest period has been determined.

Compounded SOFR

With respect to any quarterly interest period during the Floating Rate Period, “Compounded SOFR” will be determined by the Calculation Agent (as defined below) in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

where:

“SOFR Index Start” = For periods other than the initial interest period during the Floating Rate Period, the SOFR Index value on the preceding Interest Determination Date, and, for the initial interest period during the Floating Rate Period, the SOFR Index value on the date that is two U.S. Government Securities Business Days before the first day of such initial interest period during the Floating Rate Period;

“SOFR Index End” = The SOFR Index value on the Interest Determination Date relating to the applicable Interest Payment Date (or in the final interest period, relating to the Maturity Date, or, in the case of the redemption of the Registered Notes, relating to the applicable redemption date); and

“d” is the number of calendar days in the relevant Observation Period.

For purposes of determining Compounded SOFR,

“Interest Determination Date” means the date two U.S. Government Securities Business Days before each interest payment date (or, in the case of the redemption of the Registered Notes, preceding the applicable redemption date).

“Observation Period” means, in respect of each interest period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the date two U.S. Government Securities Business Days preceding the Interest Payment Date for such interest period (or in the final interest period, preceding the Maturity Date or, in the case of the redemption of Registered 2030 Notes, preceding the applicable redemption date).

“SOFR Index” means, with respect to any U.S. Government Securities Business Day:

1)

the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York City time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); or

2)

if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable Provisions” described below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, Compounded SOFR shall be the rate determined pursuant to the “Effect of a Benchmark Transition Event” provisions described below.

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the FRBNY (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the FRBNY, currently at http://www.newyorkfed.org, or any successor source.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association or any successor organization recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding anything to the contrary in the Indenture or the Registered 2030 Notes, if Fifth Third or its designee determines on or prior to the relevant Reference Time (as defined below) that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining SOFR, then the benchmark replacement provisions set forth below under “Effect of Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable on the Registered Notes.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each interest period will be an annual rate equal to the sum of the Benchmark Replacement plus 2.155%.

SOFR Index Unavailable Provisions

If a SOFR Index Start or SOFR Index End is not published on the associated Interest Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If SOFR (“SOFRi”) does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

Effect of Benchmark Transition Event

1)	Benchmark Replacement. If Fifth Third or its designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark (as defined below) on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to Registered 2030 Notes in respect of such determination on such date and all determinations on all subsequent dates. No such Benchmark Replacement (including any Benchmark Replacement Conforming Changes) shall affect the trustee’s own rights, duties, or immunities under the Indenture, the Registered 2030 Notes or otherwise.

2)

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Fifth Third or its designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

3)

Decisions and Determinations. Any determination, decision or election that may be made by Fifth Third or its designee pursuant to the benchmark replacement provisions described herein, including any determination with respect to tenor, rate or adjustment, or the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding absent manifest error;

•	if made by us, will be made in our sole discretion;

•	if made by our designee, will be made after consultation with us, and such designee will not make any such determination, decision or election to which we object; and

•

notwithstanding anything to the contrary in the Indenture or the Registered 2030 Notes, shall become effective without consent from the trustee, the Holders of Registered 2030 Notes or any other party.

Any determination, decision or election pursuant to the benchmark replacement provisions shall be made by us or our designee (which may be an affiliate of ours) on the basis as described above, and in no event shall the Calculation Agent be responsible for making any such determination, decision or election.

None of the trustee, Paying Agent, Registrar or Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR or the SOFR Index, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. In connection with the foregoing, each of the trustee, Paying Agent, Registrar and Calculation Agent shall be entitled to conclusively rely on any determinations made by us or our designee without independent investigation, and none will have any liability for actions taken at our direction or in connection therewith.

None of the trustee, Paying Agent, Registrar or Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties described herein as a result of the unavailability of SOFR, the SOFR Index or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other party and reasonably required for the performance of such duties. In connection with any determinations made under this heading “Effect of Benchmark Transition Event”, none of the trustee, Paying Agent, Registrar or Calculation Agent shall be responsible or liable for the actions or omissions of us or our designee, or for any failure or delay in the performance by us or our designee, nor shall any of the trustee, Paying Agent, Registrar or Calculation Agent be under any obligation to oversee or monitor the performance of us or our designee.

Certain Defined Terms

As used herein:

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date; provided that if the Benchmark Replacement cannot be determined in accordance with clause (1) below as of the Benchmark Replacement Date and we or our designee shall have determined that the ISDA Fallback Rate determined in accordance with clause (2) below is not an industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time, then clause (2) below shall be disregarded, and the Benchmark Replacement shall be determined in accordance with clause (3) below:

1)

the sum of: (a) an alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

2)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

3)

the sum of: (a) the alternate rate of interest that has been selected by us or our designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

1)

the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or our designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of interest period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that Fifth Third or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if Fifth Third or its designee decides that adoption of any portion of such market practice is not administratively feasible or if Fifth Third or its designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as Fifth Third or its designee determines is reasonably practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark(or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Calculation Agent” means the firm appointed by us prior to the commencement of a Floating Rate Period. We or our affiliate may assume the duties of the Calculation Agent.

“ISDA Definitions” means the 2021 ISDA Definitions published by ISDA, or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by us or our designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or the FRBNY or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

General

Payment of the principal of (and premium, if any) and any such interest on Registered Notes will be made at the office or agency of Fifth Third maintained for that purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of Fifth Third, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Fifth Third shall make, or cause the Paying Agent to make, all payments of principal and interest on Global Securities in immediately available funds to the Depositary or its nominee, in accordance with Applicable Procedures.

If any Interest Payment Date, other than the maturity date, falls on a day that is not a Business Day (as defined below), the interest payment will be postponed to the next succeeding Business Day, and we will not be liable for any additional interest as a result of the delay in payment, but such payment shall be treated as having been made on the Interest Payment Date with the same force and effect as if made on the Interest Payment Date and Holders will not be entitled to any further interest or other payments with respect to any such postponement. If the maturity date of the Registered Notes falls on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day with the same force and effect as if made on the maturity date and Holders will not be entitled to any further interest or other payments with respect to such postponement. “Business Day” means any day, other than a Saturday, a Sunday or a day in the City of New York or in any place of payment on which banking institutions are authorized or obligated by law or executive order to close.

Ranking

The Registered Notes will be Fifth Third’s senior unsecured obligations and will rank equally with Fifth Third’s other unsecured and unsubordinated debt from time to time outstanding.

Optional Redemption

Registered 2029 Notes

The Registered 2029 Notes are subject to redemption at any time or from time to time on and after November 3, 2028, in whole or in part, at the election of Fifth Third, at a redemption price equal to 100% of the principal amount of the Registered 2029 Notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date.

Registered 2030 Notes

After issuance under an Exchange Offer (or, if additional Registered 2030 Notes are issued thereafter, beginning 180 days after the issue date of such additional Registered 2030 Notes), and prior to January 30, 2029, the date that is one year prior to the maturity date (the “Par Call Date”), Fifth Third may redeem the Registered 2030 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Registered 2030 Notes to be redeemed discounted to the redemption date (assuming that the Registered 2030

Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 30 basis points less (b) interest accrued to but excluding the redemption date; and

(2) 100% of the principal amount of the Registered 2030 Notes to be redeemed, plus, accrued and unpaid interest on Registered 2030 Notes to be redeemed to but excluding the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Fifth Third in accordance with the following two paragraphs.

The Treasury Rate shall be determined by Fifth Third after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities— Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, Fifth Third shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM or any successor designation or publication is no longer published, Fifth Third shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date. If there is no United States Treasury security maturing on such Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, Fifth Third shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on such Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, Fifth Third shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions in determining the redemption price shall be conclusive and binding for all purposes absent manifest error. Calculations and selections in accordance with the foregoing paragraphs will be made by us or on our behalf by a person designated by us. The trustee shall have no obligation to confirm or verify any such calculation.

The Registered 2030 Notes will also be redeemable, in whole, but not in part, on January 30, 2029 at a redemption price equal to 100% of the aggregate principal amount of the Registered 2030 Notes to be redeemed, plus accrued and unpaid interest thereon to but excluding, the redemption date.

General

If Fifth Third redeems Registered Notes at its option, then notwithstanding the foregoing, any interest on the Registered Notes being redeemed that is due and payable on any interest payment date falling on or prior to a redemption date for the Registered Notes will be payable on that interest payment date to the registered holders thereof as of the close of business on the relevant record date according to the terms of the Registered Notes and the Indenture.

If Fifth Third elects to redeem the Registered Notes (in whole or in part), it must (A) notify the trustee of the intended redemption date and provide a draft notice with respect to the potential redemption at least five Business Days prior to the date on which it intends to provide notice, or if requested, have the trustee provide notice, of such redemption to Holders (unless a shorter period is satisfactory to the trustee) and (B) deliver to the trustee the final notice to be sent to Holders and an Officers’ Certificate with respect to Fifth Third’s election to redeem the Registered Notes (in whole or in part) on the date on which Fifth Third provides notice. If fewer than all of the Registered Notes are being redeemed, the trustee will select the Registered Notes to be redeemed by lot, pro rata or by any other method the trustee in its sole discretion deems fair and appropriate, and in the case of any Global Security, in accordance with the Applicable Procedures, in minimum denominations of $2,000 or any integral multiples of $1,000 in excess thereof. The trustee will notify Fifth Third promptly of the Registered Notes or portions of Registered Notes to be called for redemption. Notice of redemption must be sent by Fifth Third or at Fifth Third’s request, in an officer’s certificate delivered to the trustee at least five Business Days before the requested date of delivery (or such shorter period of time as is satisfactory to the trustee) by the trustee by first class mail or, with respect to any Global Security, in accordance with the Applicable Procedures, in the name and at the expense of Fifth Third, to Holders whose Registered Notes are to be redeemed, at least 30 days, but not more than 60 days, before the redemption date.

The notice of redemption will identify the Registered Notes to be redeemed and will include or state (a) the redemption date; (b) the redemption price, including the portion thereof representing any accrued interest; (c) the place or places where Registered Notes are to be surrendered for redemption; (d) that Registered Notes called for redemption must be so surrendered in order to collect the redemption price; (e) that, on the redemption date, the redemption price will become due and payable on Registered Notes called for redemption, and interest on Registered Notes called for redemption will cease to accrue on and after the redemption date; (f) that if any Registered Note is redeemed in part, on and after the redemption date, upon surrender of such Registered Note, replacement Registered Notes equal in principal amount to the unredeemed portion will be issued; and (g) that if any Registered Note contains a CUSIP, ISIN, or CINS number, no representation is being made as to the correctness of the CUSIP, ISIN, or CINS number either as printed on the Registered Notes or as contained in the notice of redemption and that the Holder should rely only on the other identification numbers printed on the Registered Notes.

Once the notice of redemption is sent to the Holders, the Registered Notes called for redemption become due and payable at the redemption price on the redemption date, and upon surrender of the Registered Notes called for redemption, Fifth Third shall redeem such Registered Notes at the redemption price. Unless Fifth Third defaults in the payment of the redemption price, commencing on the redemption date the Registered Notes redeemed will cease to accrue interest. Upon surrender of any Registered Note redeemed in part, the Holder will receive a replacement Registered Note equal in principal amount to the unredeemed portion of the surrendered Registered Note. The principal amount after redemption in part shall be in minimum denominations of $2,000 or any integral multiple of $1,000 in excess thereof.

Certain Covenants

The Indenture sets forth limited covenants, including the covenants described below, that will apply to each series of Registered Notes. However, these covenants do not, among other things:

•	limit the amount of indebtedness or lease obligations that may be incurred by us and our subsidiaries;

•	limit our ability or that of our subsidiaries to issue, assume or guarantee debt secured by liens; or

•	restrict us from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock.

Consolidation, merger and sale of assets

The Indenture provides that we may not consolidate with or merge into another person or convey, transfer or lease our properties and assets substantially as an entirety to another person or permit another person to consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us unless:

•

the entity formed by the consolidation or into which Fifth Third merges, or to which it conveys, transfers or leases its properties and assets, (1) is a corporation, partnership or trust organized and existing under the laws of the United States, any state of the United States or the District of Columbia, and (2) expressly assumes by supplemental indenture the payment of any principal, premium or interest on the debt securities, and the performance of any other covenants under the Indenture;

•

immediately after giving effect to the transaction, no event of default (and with respect to any series of debt securities issued after April 25, 2022, including the Registered Notes, no covenant breach), and no event which, after notice or lapse of time or both, would become an event of default (or, with respect to any series of senior debt securities issued after April 25, 2022, including the Registered Notes, a covenant breach), will have occurred and be continuing under the Indenture;

•

if as a result of each consolidation, merger, conveyance, transfer or lease of properties and assets, properties or assets of Fifth Third would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted under the Indenture, we (or our successor entity) take such steps as shall be necessary to secure the Registered Notes equally and ratably with all indebtedness secured thereby; and

•

Fifth Third delivers to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger or transfer of our properties and assets complies with the indenture and that all conditions precedent to such consolidation, merger or transfer of properties and assets have been complied with.

With respect to the senior debt securities issued on or after April 25, 2022, including the Registered Notes, the foregoing requirements do not apply in the case of a sale, conveyance or transfer by us of all or substantially all of our assets to one or more entities that are direct or indirect subsidiaries in which we or one or more of our subsidiaries own more than 50% of the combined voting power. As a result, if we were to undertake such a transaction, such subsidiary or subsidiaries would not be required to assume our obligations under the Registered Notes and we would remain the sole obligor on the notes.

Restriction on disposition of voting stock of certain subsidiaries

Under the Indenture, we have agreed not to sell, assign, pledge, transfer or otherwise dispose of, or permit to be issued, any shares of capital stock of a principal subsidiary bank or any securities convertible into or rights to subscribe to such capital stock unless after giving effect to such transaction we would own, directly or indirectly, at least 80% of the outstanding shares of capital stock of each class of capital stock of such principal subsidiary bank. We additionally agreed not to pay any dividend or distribution in capital stock of a principal subsidiary bank unless such principal subsidiary bank unconditionally guarantees payment of principal and interest on the Registered Notes.

The Indenture defines a principal subsidiary bank as any subsidiary bank, the consolidated assets of which constitute 50% or more of our consolidated assets as of the most recent financial statements of such entities.

Notwithstanding the foregoing, this covenant does not prohibit:

•

any dispositions made by us or any principal subsidiary bank (1) acting in a fiduciary capacity for any person other than us or any principal subsidiary bank, or (2) to us or any of our wholly-owned subsidiaries; or

•	the merger or consolidation of a principal subsidiary bank with and into another subsidiary bank, which becomes a principal subsidiary bank.

This covenant also does not prohibit sales, assignments, pledges, transfers or other dispositions of voting stock of a principal subsidiary bank where:

•	the sale, assignment, pledge, transfer or other disposition is made, in the minimum amount required by law, to any person for the purpose of the qualification of such person to serve as a director;

•

the sale, assignment, pledge, transfer or other disposition is made in compliance with an order of a court or regulatory authority of competent jurisdiction or as a condition imposed by any such court or regulatory authority to the acquisition by us, directly or indirectly, of any other corporation or entity;

•

the sale, assignment, pledge, transfer or other disposition of voting stock or any other securities convertible into or rights to subscribe to voting stock of a principal subsidiary bank as long as (1) such transaction is made for fair market value as determined by our board of directors or the board of directors of the principal subsidiary bank disposing of such voting stock or securities or rights, and (2) after giving effect to such transaction and to any potential dilution, we and our wholly-owned subsidiaries will own, directly or indirectly, at least 80% of the voting stock of such principal subsidiary bank;

•

a principal subsidiary bank sells additional shares of its voting stock to shareholders at any price, so long as immediately after such sale we will own, directly or indirectly, at least as great a percentage of the voting stock of such principal subsidiary bank as we owned prior to the sale of such additional shares; or

•	a pledge is made or a lien is created to secure loans or other extensions of credit by a principal subsidiary bank subject to Section 23A of the Federal Reserve Act.

Events of Default; Covenant Breaches; Waivers

An “event of default” under the Indenture includes:

•	default for 30 days in any principal payment of any note at maturity;

•	default for 30 days of any interest payment of any note; or

•	a certain bankruptcy, insolvency or receivership event with respect to Fifth Third (“bankruptcy event of default”).

Subject to the following two paragraphs, for senior debt securities issued on or after April 25, 2022, including the Registered Notes, no other defaults under or breaches of the Indenture or any senior debt securities, including the Registered Notes, will result in an event of default, whether after notice, the passage of time or otherwise and therefore none of such other events (even if constituting a covenant breach) will result in a right of acceleration of the payment of the outstanding principal amount of such debt securities, including the Registered Notes. For example, the occurrence of events relating to bankruptcy, insolvency or reorganization of any principal subsidiary bank will not directly constitute an event of default under the Indenture although it would constitute an event of default under the pre-April 2022 senior debt securities. However, certain events may give rise to a covenant breach, as described below.

Notwithstanding the foregoing, for the Registered 2029 Notes only, an “event of default” shall also include a default in the performance, or breach, of any covenant or warranty of Fifth Third in the Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere specifically dealt with or which has expressly been included in the Indenture solely for the benefit of series of securities other than that series), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to Fifth Third by the trustee or to Fifth Third and the Trustee by the Holders of at least 25% in principal amount of the outstanding Registered 2029 Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder.

We may change, eliminate or add to the events of default with respect to any particular series of senior debt securities, as indicated in the applicable supplement relating to such series. For the avoidance of doubt, the only events of default with respect to the Registered Notes are those set forth above.

A “covenant breach” under the Indenture, as to any series of senior debt securities issued on or after April 25, 2022, including the Registered Notes, includes any of the following:

•	failure by Fifth Third for 90 days in performing any other covenant or warranty in the Indenture (other than a covenant or warranty solely for the benefit of another series of debt securities) after:

•	Fifth Third is given written notice by the trustee, or

•	the holders of at least 25% in aggregate principal amount of the outstanding notes give written notice to Fifth Third and the trustee; and

•	failure to deposit any sinking fund payment when and as due by the terms of any debt security of such series.

We may change the definition of “covenant breach” with respect to any particular series of senior debt securities, as indicated in the applicable supplement. A covenant breach shall not be an event of default with respect to any security.

If an event of default under the Indenture, other than a bankruptcy event of default, occurs and continues with respect to either series of Registered Notes, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding series of Registered Notes may declare the principal amount of the series of Registered Notes to be due and payable immediately. Subject to certain conditions, this declaration may be annulled by the holders of a majority in aggregate principal amount of the outstanding series of Registered Notes. Neither the trustee nor any holders of such senior debt securities will have any enforcement right or other remedy in respect of covenant breaches except as described below.

If a bankruptcy event of default occurs, the principal amount of the Registered Notes shall become immediately due and payable automatically, and without any declaration or other action on the part of the trustee or any holder.

If an event of default occurs under the Indenture by failure to pay any principal payment at maturity for a period of 30 days or any interest payment for a period of 30 days, the trustee may demand payment of amounts then due and payable on the Registered Notes. Furthermore, if any event of default or covenant breach occurs under the Indenture, the trustee may, in its discretion, proceed to enforce its rights, including under any covenant. For avoidance of doubt, the remedies available to the trustee and the holders include a right of acceleration only in the case of an event of default. There is no right of acceleration in the case of a covenant breach.

In addition, the holders of a majority in aggregate principal amount of a series of the outstanding Registered Notes may waive any past default with respect to such notes, except for a default:

•	in any principal, premium or interest payment; or

•	in respect of a covenant or other provision which cannot be amended or modified without the consent of the holder of each outstanding note.

Any annulment or waiver so effected will be binding on all holders of the notes of such series.

In the event of the bankruptcy, insolvency or reorganization of Fifth Third, the claims of holders of the Registered Notes would fall under the broad equity power of a federal bankruptcy court, and to that court’s determination of the nature of those holders’ rights.

The Indenture contains a provision entitling the trustee, acting under the required standard of care, to be indemnified by the holders of outstanding notes before proceeding to exercise any right or power under the Indenture at the holders’ request. The holders of a majority in principal amount of a series of outstanding Registered Notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee, with respect to such notes. The trustee, however, may decline to act if that direction is contrary to law or the Indenture and may take any other action it deems proper and not inconsistent with the holders’ direction.

No holder will have the right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default or covenant breach with respect to the Registered Notes;

•

the holders of at least 25% in aggregate principal amount of the series of outstanding Registered Notes have made written request to the trustee to institute a proceeding, and those holders have offered the trustee reasonable indemnity;

•	the trustee has failed to institute the proceeding within 60 days after receipt of the notice, request and offer of reasonable indemnity; and

•

no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the series of outstanding Registered Notes.

These limitations do not apply to a suit instituted by a holder of a Registered Note for the enforcement of payment of the principal of or any premium or interest on the note on or after the maturity date.

Modification and Waiver

We may modify or amend the Indenture with the consent of the trustee, in some cases without obtaining the consent of holders, including modifications and amendments to, among other things, cure any ambiguity, to correct or supplement any provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, so long as the interests of holders of securities of any series issued under the Indenture (including the Registered Notes) are not adversely affected in any material respect.

Other modifications and amendments also require the consent of the holders of at least a majority in aggregate principal amount of the outstanding securities of each series issued under the Indenture that would be affected by the modification or amendment. Further, without the consent of the holder of each outstanding debt security issued under the Indenture that would be affected, Fifth Third may not amend or modify an indenture to do any of the following:

•	change the stated maturity of the principal, or any installment of principal or interest, on any outstanding debt security;

•

reduce any principal amount, premium or interest, on any outstanding debt security, including in the case of an original issue discount security the amount payable upon acceleration of the maturity of that security;

•	change the place of payment where, or the currency or currency unit in which, any principal, premium or interest on any outstanding debt security is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity or, in the case of redemption, on or after the redemption date;

•	reduce the percentage in principal amount of outstanding debt securities necessary to modify or amend the Indenture; or

•

modify the above requirements, requirements with respect to the waiver of certain covenants, or requirements with respect to the waiver of past defaults, or reduce the percentage of aggregate principal amount of outstanding debt securities of any series required to be held by holders seeking to waive compliance with certain provisions of the Indenture or seeking to waive certain defaults.

The Indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture:

•

the principal amount of an original issue discount security that is deemed to be outstanding will be the amount of the principal that would be due and payable as of the date of such determination upon acceleration of its maturity;

•

the principal amount of outstanding debt securities denominated in a foreign currency or currency unit will be the U.S. dollar equivalent, determined on the date of its original issuance, of the principal amount of that outstanding debt security or, in the case of an original issue discount security, the U.S. dollar equivalent, determined on the date of original issuance of such outstanding debt security, of the amount determined as provided in the bullet point above; and

•	the principal amount of outstanding debt securities owned by Fifth Third or any of its affiliates will be disregarded and deemed not to be outstanding.

Notwithstanding the foregoing, without the consent of any Holder of Registered Notes, Fifth Third and the Trustee may amend or supplement the Indenture or the Registered Notes to conform to the terms of the Indenture and the Registered Notes to the description of the Registered Notes in this prospectus.

Defeasance and discharge

Fifth Third may terminate some or all of its obligations with respect to the Registered Notes (this procedure is often referred to as “defeasance”) by depositing with the trustee as trust funds in money or U.S. government obligations sufficient to pay the principal of and interest on, the notes as they come due.

Defeasance is permitted only if, among other things, Fifth Third delivers to the trustee:

•

an opinion of counsel substantially in the form described in the Indenture to the effect that the holders and the beneficial owners of the Registered Notes will have no U.S. federal income tax consequences as a result; and

•	if the Registered Notes are then listed on any securities exchange, an officer’s certificate to the effect that the debt securities of that series will not be delisted as a result.

This termination will not relieve Fifth Third of its obligation to pay when due the principal of, premium, if any, and interest on the Registered Notes if the notes are not paid from the money or U.S. government obligations held by the trustee for the purpose of making these payments.

Title

Fifth Third, the trustee and any of their agents may treat the registered owner of any Registered Note as the absolute owner of that security, whether or not the note is overdue and despite any notice to the contrary, for any purpose.

Governing law

The Indenture and the Registered Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Issuance of additional notes

We may, from time to time, without notice to or consent of the existing holders of the Registered Notes, issue additional notes of the same series under the Indenture having the same terms as the notes in all respects, except for the issue date, the issue price and the initial interest payment date, provided that if such additional notes are not fungible with the notes for U.S. federal income tax purposes, such additional notes will be issued with a separate CUSIP number.

The Trustee

Wilmington Trust will act as trustee for the Registered Notes. The trustee will have all of the duties and responsibilities specified under the Trust Indenture Act. Other than its duties in a case of default, the trustee is under no obligation to exercise any of the powers under the indenture at the request, order or direction of any holders of Registered Notes unless offered reasonable indemnification.

Miscellaneous

We or our affiliates may from time to time purchase any of the Registered Notes that are then outstanding by tender, in the open market or by private agreement.

BOOK-ENTRY, DELIVERY AND FORM

The Registered Notes will be issued in fully registered form in the name of Cede & Co., as nominee of DTC. One or more fully registered certificates will be issued as global notes in the aggregate principal amount of the Registered Notes. Such global notes will be deposited with or on behalf of DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

So long as DTC, or its nominee, is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the Indenture. Except as set forth in the Indenture, owners of beneficial interests in a global note will not be entitled to have the notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of such notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC for such global note and, if such person is not a participant in DTC (as described below), on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture.

Owners of beneficial interests in a global note may elect to hold their interests in such global note either in the United States through DTC or outside the United States through Clearstream or Euroclear, if they are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”).

As long as the Registered Notes are represented by the global notes, we will pay principal of and interest on those notes to or as directed by DTC as the registered holder of the global notes. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of their participants on the applicable date. Neither we nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and each person owning a beneficial interest will have to rely on the procedures of the depositary and its participants.

We have been advised by DTC, Clearstream and Euroclear, respectively, as follows:

DTC

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear Operator.

Settlement

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary for such clearing system; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of Registered Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Registered Notes settled during such processing will be reported to the relevant Clearstream Participants or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of Registered Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Registered Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

The information in this section concerning DTC, Clearstream, Euroclear and DTC’s book-entry system has been obtained from sources that we believe to be reliable (including DTC, Clearstream and Euroclear), but we take no responsibility for the accuracy thereof.

Neither Fifth Third, the trustee nor the Exchange Agent will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the Registered Notes or payments to, or the providing of notice to participants or beneficial owners.

REGISTRATION RIGHTS

The following description of the Registration Rights Agreement is a summary and does not describe every aspect of the Registration Rights Agreement. This summary is subject to and is qualified in its entirety by reference to all the provisions of the Registration Rights Agreement.

On June 10, 2026 we entered into a Registration Rights Agreement with the Dealer Manager pursuant to which agreed, for the benefit of the holders of the Restricted Notes, at our cost to use commercially reasonable efforts, to:

•

cause to be filed a registration statement with the SEC on Form S-4 with respect to a registered offer to exchange the Restricted Notes for Registered Notes, which will have terms identical in all material respects to the Restricted Notes, except that the Registered Notes will not contain transfer restrictions or any increase in annual interest rate;

•	cause the Exchange Offer registration statement to be declared effective by March 7, 2027; and

•	complete the registered Exchange Offers by June 10, 2027.

We will keep the Exchange Offers open for not less than 20 business days after the date notice is mailed to the holders, or longer if required by applicable law. Interest on each Registered Note will accrue from the last interest payment date on which interest was paid on the Restricted Notes surrendered in exchange therefor.

Under existing interpretations of the SEC contained in several no-action letters to third parties, the Registered Notes will be freely transferable after the Exchange Offers without further registration under the Securities Act, except that any broker-dealer that participates in the Exchange Offers must deliver a prospectus meeting the requirements of the Securities Act when it resells the Registered Notes. In addition, under applicable interpretations of the staff of the SEC, the Company’s affiliates will not be permitted to exchange their Restricted Notes for Registered Notes in the Exchange Offers.

In connection with any resales of the Registered Notes, we will for a limited period of time allow exchanging broker-dealers and other persons, if any, subject to similar prospectus delivery requirements, to use this prospectus in connection with the resale of Registered Notes.

If:

•	due to a change in law or in applicable interpretations of the staff of the SEC, we determine upon the advice of outside counsel that we are not permitted to effect the Exchange Offers;

•	holders of Restricted Notes notify us that they are not eligible to participate in the Exchange Offers or did not receive fully tradable Registered Notes pursuant to the Exchange Offers; or

•	for any other reason, the Exchange Offers Are not completed by June 10, 2027;

the Registration Rights Agreement provides that we will, at our reasonable cost:

•

as promptly as practicable, but not more than 60 days after so required or requested pursuant to the Registration Rights Agreement, cause to be filed with the SEC a Shelf Registration Statement covering resales of the Registered Notes;

•

use our commercially reasonable efforts to cause the Shelf Registration Statement to become effective under the Securities Act within 270 days after the date, if any, on which we became obligated to file the Shelf Registration Statement; and

•

use our commercially reasonable efforts to keep the Shelf Registration Statement effective until the earlier of the date that is one year after the consummation of the Exchange Offers or the time that all

Registered Notes eligible to be sold under the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or are freely tradable pursuant to Rule 144(k) of the Securities Act and the applicable interpretations of the SEC.

For each relevant holder, we will agree to:

•	provide copies of the prospectus that is part of the Shelf Registration Statement;

•	notify each such holder when the Shelf Registration Statement has been filed and when it has become effective; and

•	take certain other actions as are required to permit unrestricted resales of the Registered Notes.

A holder that sells Registered Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder, including certain indemnification obligations. No holder shall be entitled to be named as a selling security holder in the Shelf Registration Statement or to use the prospectus forming a part thereof for resales of the Registered Notes unless such holder has signed and returned to us a notice and questionnaire as distributed by us consenting to such holder’s inclusion in the Shelf Registration Statement and related prospectus as a selling security holder and providing further information to us.

If a “registration default” occurs with respect to Restricted Notes, then additional interest shall accrue on the principal amount of such Restricted Notes at a rate of 0.25% per annum for the first 90-day period beginning on the day immediately following such registration default (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum). The additional interest will cease to accrue when the registration default is cured. The foregoing amounts shall not increase, even if more than one registration default has occurred and is continuing. Notwithstanding the foregoing, a holder of Restricted Notes who is not entitled to the benefits of the Shelf Registration Statement shall not be entitled to any increase in the interest rate borne by the Restricted Notes as a result of a registration default that relates to a Shelf Registration Statement.

A “registration default” occurs with respect to the Restricted Notes if (1) we have not exchanged Registered Notes for all Restricted Notes validly tendered in accordance with the terms of the Exchange Offers on or prior to June 10, 2027, and if a Shelf Registration Statement is required and has not become effective, on or prior to the 60th day after the later of (i) the 365th day after the issuance of the Restricted Notes and (ii) the date on which Fifth Third received a duly executed request to file with the SEC a Shelf Registration Statement, or (2) if applicable, a Shelf Registration Statement covering resales of the Restricted Notes has become effective and such Shelf Registration Statement ceases to be effective or the prospectus contained therein ceases to be usable for resales of Restricted Notes (a) on more than two occasions of at least 30 consecutive days during the required effectiveness period or (b) at any time in any 12-month period during the required effectiveness period and such failure to remain effective or be usable exists for more than 90 days (whether or not consecutive) in any 12-month period. A registration default is cured with respect to the Restricted Notes, and additional interest ceases to accrue on any of the Restricted Notes, when the Exchange Offers are completed or the Shelf Registration Statement becomes effective, or when the Shelf Registration Statement again becomes effective or the prospectus again becomes usable, as applicable.

Any amounts of additional interest due will be payable in cash on the same original interest payment dates as interest on the Restricted Notes is payable.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material U.S. federal income tax considerations relating to the exchange of Restricted Notes for Registered Notes in the Exchange Offers. It does not purport to contain a complete analysis of all the potential tax considerations relating to the exchange. This discussion is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), proposed, temporary and final Treasury regulations promulgated under the Code, and administrative rulings and judicial decisions, in each case as of the date of this prospectus. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in U.S. federal income tax consequences different from those discussed below.

This discussion is for general purposes only. All holders are urged to consult with their tax advisors as to the specific tax consequences to them of the exchange of Restricted Notes for Registered Notes in light of their particular facts and circumstances, including the applicability and effect of any U.S. federal, state, local, foreign or other tax laws.

Consequences of Tendering Restricted Notes

The exchange of Restricted Notes for Registered Notes in the Exchange Offers will not constitute a taxable exchange for U.S. federal income tax purposes. Accordingly, you will not recognize gain or loss upon the exchange of Restricted Notes for Registered Notes, your basis in the Registered Notes will be the same as your basis in the Restricted Notes surrendered in exchange therefor immediately before the exchange, and your holding period in the Registered Notes will include your holding period for the Restricted Notes exchanged.

PLAN OF DISTRIBUTION

Any broker-dealer that holds Restricted Notes that were acquired for its own account as a result of market-making activities or other trading activities (other than Restricted Notes acquired directly from us) may exchange such Restricted Notes pursuant to the Exchange Offers. Any such broker-dealer, however, may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of Registered Notes received by such broker-dealer in the Exchange Offers. Such prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this prospectus. We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such resales.

We will not receive any proceeds from any sale of Registered Notes by broker-dealers. Registered Notes received by broker-dealers for their own account in the Exchange Offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Registered Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from these broker-dealers and/or the purchasers of Registered Notes. Any broker-dealer that resells Registered Notes that were received by it for its own account in the Exchange Offers and any broker-dealer that participates in a distribution of the Registered Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Registered Notes and any commission or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the Exchange Offers and will indemnify the holders of the Restricted Notes against certain liabilities, including certain liabilities under the Securities Act.

VALIDITY OF THE NOTES

The validity of the Registered Notes will be passed upon for us by Bricker Graydon Wyatt LLP, Cincinnati, Ohio. Attorneys with Bricker Graydon Wyatt LLP participating in this matter beneficially own, or have rights to acquire, an immaterial amount of securities issued by us.

EXPERTS

FIFTH THIRD. The consolidated financial statements of Fifth Third Bancorp and its subsidiaries as of December 31, 2025, and 2024, and for each of the three years in the period ended December 31, 2025, incorporated by reference in this Prospectus, and the effectiveness of Fifth Third Bancorp’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such consolidated financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

COMERICA. The consolidated financial statements of Comerica Incorporated at December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, and the effectiveness of Comerica Incorporated’s internal control over financial reporting as of December 31, 2024, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we subsequently file with the SEC will automatically update and supersede information in this prospectus, and in our other filings with the SEC. In other words, in case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information that was filed later.

We incorporate by reference the documents listed below, which we have already filed with the SEC, and any documents we file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in the documents listed below and such future filings deemed not to have been filed), until the Exchange Offers are completed or terminated:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed on February 24, 2026;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 filed on May 5, 2026 and June 30, 2026 filed on August 4, 2026;

•

Current Reports on Form 8-K filed on January 6, 2026, January  13, 2026, January  14, 2026, January  26, 2026, January  29, 2026, February  2, 2026 (as amended on March  4, 2026), February  24, 2026, April  24, 2026, May  8, 2026, May  22, 2026, June  3, 2026, and June 10, 2026; and

•	Proxy Statement on Schedule 14A filed on March 9, 2026.

You can obtain a copy of these Fifth Third filings at no cost on Fifth Third’s website, http://www.53.com under the “Investor Relations” link, then under the heading “Financial Information” and then under the subheading “SEC Filings.” The information contained on or accessible through our website is not incorporated into this prospectus except as described in this section of this prospectus.

You also may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:

Office of the Corporate Secretary

Fifth Third Bancorp

Fifth Third Center

38 Fountain Square Plaza

MD10907F

Cincinnati, Ohio 45263

(513) 534-4300

To obtain timely delivery of any of our filings, you must make your request to us no later than September 15, 2026. In the event that we extend the exchange offers, you must submit your request at least five business days before the expiration time of the Exchange Offers, as extended.